Exhibit 99.1

March 12, 2026

Liberty Broadband Corporation Declares Quarterly Cash Dividend on Series A Cumulative Redeemable Preferred Stock

ENGLEWOOD, Colo.--(BUSINESS WIRE)— Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) today announced that its Board of Directors declared the regular quarterly cash dividend payable to holders of its Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”) (Nasdaq: LBRDP). The per share amount of the quarterly cash dividend will be $0.43750001, payable in cash on April 15, 2026 to holders of record of the Preferred Stock at the close of business on March 31, 2026 (the “Record Date”).

About Liberty Broadband Corporation

Liberty Broadband Corporation’s (Nasdaq: LBRDA, LBRDK, LBRDP) principal asset consists of its interest in Charter Communications.

Liberty Broadband Corporation
Hooper Stevens, +1 720-875-5406

Source: Liberty Broadband Corporation